Registration No. 333-41815


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               RAYOVAC CORPORATION
                              --------------------
             (Exact name of registrant as specified in its charter)


         Wisconsin                                            22-2423556
----------------------------                         ---------------------------
 (State of Incorporation)                             I.R.S. Employer I.D. No.


         601 Rayovac Drive
         Madison, Wisconsin                                      53711
----------------------------------------                     -------------
(Address of Principal Executive Offices)                      (Zip Code)


                RAYOVAC 401(k) SAVINGS PLAN FOR HOURLY EMPLOYEES
                ------------------------------------------------
                            (Full title of the plan)

                            James A. Broderick, Esq.
                       Vice President and General Counsel
                               Rayovac Corporation
                                601 Rayovac Drive
                            Madison, Wisconsin 53711
                            ------------------------
                     (Name and address of agent for service)


                                 (608) 275-3340
                                 --------------
                     (Telephone number, including area code
                              of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum        Proposed maximum
   Title of Securities          Amount to be          offering/price      registration offering
     to be Registered            Registered              per share                price            Amount of fee
------------------------------------------------------------------------------------------------------------------
Interests in the Rayovac
401(k) Savings Plan for
Hourly Employees                     (1)                    (1)                    (1)                  (2)
------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Rayovac 401(k) Savings Plan for Hourly Employees.

(2) Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby.

                      PART II - INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Rayovac Corporation (the "Registrant" or the "Company") or the Rayovac 401(k) Savings Plan for Hourly Employees (the "Plan") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) The Registration Statement on Form S-1 (Registration No. 333-35181) of the Company.

                  (b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since September 30, 1996.

         All reports and other documents subsequently filed by the Registrant or the Plan pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the Wisconsin Business Corporation Law (the "WBCL") and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Registrant and such breach or failure constituted (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL also provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, by-laws, a written agreement or a resolution of the Board of Directors or shareholders. Further, the WBCL specifically states that it is the public policy of Wisconsin to require to permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches of or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

         Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

         The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

   Exhibit No.                   Description


      4.1*       Rayovac 401(k) Savings Plan for Hourly Employees
     23.1        Consent of KPMG Peat Marwick LLP
     23.2        Consent of Coopers & Lybrand L.L.P.
     24*         Power of Attorney
--------------
*Previously filed.



Item 9.  Undertakings.

                  1. The undersigned Registrant hereby undertakes as follows:

                           (a) To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (b) That, for purposes of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  4. That it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner, and has made or will make all changes which may be required by the Plan.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 16, 1997.


                                   RAYOVAC CORPORATION


                                   BY  /s/ Kent J. Hussey
                                       ----------------------------------------
                                       Kent J. Hussey, Executive Vice President
                                       of Finance and Administration and
                                       Chief Financial Officer



                  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     Signature                                  Title                               Date
     ---------                                  -----                               ----
          *                         Chairman of the Board, President           December 16, 1997
------------------------            and Chief Executive Officer
David A. Jones                      (Principal Executive Officer)

/s/ Kent J. Hussey                  Executive Vice President of                December 16, 1997
------------------------            Finance and Administration,
Kent J. Hussey                      Chief Financial Officer and
                                    Director (Principal Financial
                                    Officer)

          *                         Director                                   December 16, 1997
------------------------
Roger F. Warren

          *                         Director                                   December 16, 1997
------------------------
Trygve Lonnebotn

          *                         Director                                   December 16, 1997
------------------------
Scott A. Schoen


                                       4


          *                         Director                                   December 16, 1997
------------------------
Thomas R. Shepherd

          *                         Director                                   December 16, 1997
------------------------
Warren C. Smith, Jr.


/s/ Kent J. Hussey
------------------------
Kent J. Hussey
Attorney-in-Fact*




                  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 16, 1997.



                              RAYOVAC 401(k) SAVINGS PLAN FOR HOURLY EMPLOYEES

                              BY:  RAYOVAC CORPORATION, Plan
                                   Administrator

                              BY   /s/ Russell E. Lefevre
                                   -----------------------------------------
                                   Russell E. Lefevre, Vice President, Human
                                   Resources

                                INDEX TO EXHIBITS


Exhibit No.                     Description                                Page
-----------                     -----------                                ----


   4.1*      Rayovac 401(k) Savings Plan for Hourly Employees
  23.1       Consent of KPMG Peat Marwick LLP
  23.2       Consent of Coopers & Lybrand L.L.P.
  24*        Power of Attorney

-----------
*Previously filed.



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